Exhibit (d)(4)

March 27, 2005

To:	Solar Capital Corp.

The Other Investors Listed on Schedule A

Re:	Purchase of SunGard Data Systems Inc.

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), between Solar Capital Corp., a Delaware corporation (the “Merger Co”) and SunGard Data Systems Inc., a Delaware corporation (the “Company”), pursuant to which Merger Co, or a permitted assignee of Merger Co, will be merged into the Company (the “Merger”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement. The parties listed on Schedule A are collectively referred to herein as the “Investors”. This letter is being delivered to the addressees in connection with the execution of the Merger Agreement today by Merger Co and the Company.

This letter confirms the commitment of the undersigned, subject to the conditions set forth herein, to purchase, or cause an assignee permitted by the fourth paragraph of this letter to purchase, a portion of the equity of Merger Co as of the Effective Time (the “Subject Equity Securities”) for an aggregate purchase price equal to the dollar commitment set forth next to the undersigned’s name on Schedule A (the “Commitment”) solely for the purpose of funding, and to the extent necessary to fund, Merger Consideration pursuant to and in accordance with the Merger Agreement and related expenses, provided that the undersigned shall not, under any circumstances, be obligated to contribute to Merger Co more than the Commitment. The undersigned’s obligation to fund the Commitment is subject to the consummation of the Merger and the terms of this letter, and will occur contemporaneous with the closing of the Merger and the simultaneous issuance to the undersigned of the Subject Equity Securities. The amount to be funded under this Agreement will be reduced in the manner agreed by the Investors in the event Merger Co does not require all of the equity with respect to which the Investors have made commitments.

The undersigned’s obligation to fund the Commitment will terminate automatically and immediately upon the earliest to occur of (a) termination of the Merger Agreement, (b) if Merger Co breaches any representation, warranty, covenant or agreement under the Merger Agreement, and the Majority Investors (as defined herein) agree to terminate this letter and the corresponding letters delivered by each of the Investors, and (c) the Company or any of its affiliates asserts in any litigation or other proceeding any claim under any limited guarantee of even date herewith of any Investor (each, a “Limited Guarantee”).

The undersigned’s obligation to fund the Commitment may not be assigned, except as permitted in this paragraph. The undersigned may assign all or a portion of its obligations to fund the Commitment to affiliated funds; provided, however that any such assignment shall not relieve the undersigned of its obligations under this letter. In addition, the undersigned may assign all or a portion of its obligation to fund the Commitment to an entity created by it or by one of its affiliates; provided that (x) all of the equity of such entity must be owned by any of (i) the undersigned, its affiliates and its affiliated funds and (ii) “Unique Investors” provided that Unique Investors may not, in the aggregate, invest more than $100 million in Merger Co through such entity and any similar entity created by the undersigned, (y) the undersigned, its affiliates and its affiliated funds must control all governance aspects of such entity (whether by virtue of the size of their relative equity ownership as compared to the Unique Investors or by contract) and (z) such assignment shall not relieve the undersigned of its obligations under this letter. For purposes of this paragraph, a “Unique Investor” shall mean an investor in the undersigned fund (or an affiliated fund) which is not also an investor in any of the other Investors, or any affiliated fund of any of the other Investors that primarily invests in unregistered equity securities of Persons in North America.

This letter shall be binding on the undersigned solely to the benefit of each addressee, and nothing set forth in this letter shall be construed to confer upon or give to any person other than the addressees any benefits, rights or remedies under or by reason of, or any rights to enforce or cause such addressees to enforce, the Commitment or any provisions of this letter.

Notwithstanding anything that may be expressed or implied in this letter, the addressees, by their acceptance of the benefits of this equity commitment, each covenant, agree and acknowledge that no person other than the undersigned shall have any obligation hereunder and that, notwithstanding that the undersigned may be a partnership or limited liability company, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of the undersigned or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of the undersigned or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing, as such, for any obligations of the undersigned under this letter or any documents or instrument delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligation or their creation.

This letter may only be enforced by the addressees at the direction of the Majority Investors in their sole discretion. Merger Co shall have no right to enforce this letter unless directed to do so by the Majority Investors in their sole discretion. Merger Co’s creditors shall have no right to enforce this letter or to cause Merger Co to enforce this letter.

Concurrently with the execution and delivery of this letter, the undersigned is executing and delivering to the Company a Limited Guarantee related to Merger Co’s obligations under the Merger Agreement. The Company’s remedies against the undersigned under the Limited Guarantee shall, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company against the undersigned and any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of the undersigned or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement and the transactions contemplated thereby, including in the event Merger Co breaches its obligations under the Merger Agreement, whether or not Merger Co’s breach is caused by the undersigned’s breach of its obligations under this letter. For purposes of this letter, “Majority Investors” shall mean Investors whose aggregate dollar commitments as set forth on Schedule A constitute a majority of the aggregate dollar commitments made by all Investors as set forth thereon. Nothing in this letter, express or implied, is intended to or shall confer upon any person, other than the Investors, any right, benefit or remedy of any nature whatsoever under or by reason of this letter.

This letter may be executed in counterparts. This letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. All Actions (as defined in the Merger Agreement) arising out of or relating to this letter shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this letter brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this letter or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

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Very truly yours,

BLACKSTONE CAPITAL PARTNERS IV L.P.

By:	Blackstone Management Associates IV L.L.C., its General Partner

By:	/s/ Chinh E. Chu
Name: Chinh E. Chu
Title: Authorized Person

BLACKSTONE COMMUNICATIONS PARTNERS I L.P.

By:	Blackstone Communications Management Associates I L.L.C., its General Partner

By:	/s/ Chinh E. Chu
Name: Chinh E. Chu
Title: Authorized Person

Accepted and Acknowledged:

SOLAR CAPITAL CORP.

By:	/s/ Glenn H. Hutchins
	Name:	Glenn H. Hutchins
	Title:	President

Accepted and Acknowledged:

BAIN CAPITAL FUND VIII, L.P.

By:	Bain Capital Partners VIII, L.P., its general partner
By:	Bain Capital Investors, LLC, its general partner

By:	/s/ John Connaughton
	Name:	John Connaughton
	Title:	Managing Director

Accepted and Acknowledged:

GS CAPITAL PARTNERS 2000, L.P.

By:	GS Advisors 2000, L.L.C.
Its General Partner

By:	/s/ Sanjeev K. Mehra
	Name:	Sanjeev K. Mehra
	Title:	Managing Director

GS CAPITAL PARTNERS V, L.P.

By:	GS Advisors V, L.L.C., General Partner

By:	/s/ Sanjeev K. Mehra
	Name:	Sanjeev K. Mehra
	Title:	Managing Director

Accepted and Acknowledged:

KKR MILLENNIUM FUND, L.P.

By:	KKR Associates Millennium L.P., its general partner
By:	KKR Millennium GP LLC, its general partner

By:	/s/ James H. Greene, Jr.
	Name:	James H. Greene, Jr.
	Title:	Member

Accepted and Acknowledged:

PROVIDENCE EQUITY PARTNERS V LP

By:	Providence Equity GP V LP, its General Partner
By:	Providence Equity Partners V L.L.C., its General Partner

By:	/s/ Jonathan Nelson
	Name:	Jonathan Nelson
	Title:	President and Chief Executive Officer

Accepted and Acknowledged:

SILVER LAKE PARTNERS II, L.P.

By:	Silver Lake Technology Associates II, L.L.C., its general partner

By:	/s/ Glenn H. Hutchins
	Name:	Glenn H. Hutchins
	Title:	Managing Director

Accepted and Acknowledged:

TPG PARTNERS IV, L.P.

By:	TPG GenPar IV, L.P., its general partner
By:	TPG Advisors IV, Inc., its general partner

By:	/s/ John Viola
	Name:	John Viola
	Title:	Vice President

Schedule A

Investor	Dollar Commitment
Bain Capital Fund VIII, L.P.	$540,000,000

Blackstone Capital Partners IV L.P.	$270,000,000

Blackstone Communications Partners I L.P.	$270,000,000

GS Capital Partners 2000, L.P.	$250,000,000

GS Capital Partners V, L.P.	$250,000,000

KKR Millennium Fund, L.P.	$540,000,000

Providence Equity Partners V LP	$300,000,000

Silver Lake Partners II, L.P.	$540,000,000

TPG Partners IV, L.P.	$540,000,000